Exhibit 1.5

June 28, 2016

Kitov Pharmaceuticals Holdings Ltd.

1 Azrieli Center (Round Building), 23rd Floor

132 Menachem Begin Rd.

Tel Aviv, Israel

Attn: Isaac Israel, Chief Executive Officer

Re: Engagement of Co-Managers/Indemnity

Dear Mr. Israel:

This letter agreement relates to the engagement by Kitov Pharmaceuticals Holdings Ltd. (collectively, with its subsidiaries and affiliates, the “Company”) of H.C. Wainwright & Co., LLC (“Wainwright”) as its exclusive placement agent in an offering (the “Offering”) of its securities as set forth in the prospectus contained in the Registration Statement on Form F-1 (File No. 333-211477) as amended. By executing this letter agreement, the Company hereby acknowledges and agrees that Wainwright may engage, at its discretion, certain co-managers and/or selected dealers (“Co-Managers”) to participate in the Offering. In that regard, the Company acknowledges and agrees to Wainwright’s engagement of Joseph Gunnar & Co., LLC (“Gunnar”) as a Co-Manager and further acknowledges and agrees that the indemnification provision as set forth in Section F in the engagement letter dated as of May 20, 2016, as amended shall be extended to include Gunnar.

In acknowledgement that the foregoing correctly sets forth the understanding reached by Wainwright, the Company and Gunnar, please sign in the space provided below, whereupon this letter shall constitute a binding agreement as the date indicated above.

Very truly yours,

H.C. WAINWRIGHT & CO., LLC

By __________________________

Name:

Title:

Accepted and agreed as of

the date first written above:

KITOV PHARMACEUTICALS HOLDINGS LTD.

By __________________________

Name: Isaac Israel

Title: Chief Executive Officer

Accepted and agreed as of

the date first written above:

JOSEPH GUNNAR & CO., LLC

By __________________________

Name:

Title: